Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

    AMERICAN SOFTWARE PROVIDES UPDATE ON ITS INCOME TAX PROVISION RESTATEMENT

ATLANTA (September 1, 2005) - American Software, Inc. (NASDAQ: AMSAE) today provided an update on its fiscal 2005 income tax provision and earnings adjustment.

The Company estimates that correcting an error in accounting for income taxes during fiscal 2005 will require it to record an income tax expense for fiscal 2005 of approximately $1.7 million compared to an income tax benefit of $215,000 previously announced. A change in income tax expense as described above will result in a reduction in the announced after-tax earnings and earnings per share for the fiscal year ended April 30, 2005 from $5.2 million or $0.21 earnings per share to approximately $3.3 million or approximately $0.13 earnings per share. This adjustment will require the Company to restate the tax expense for the third quarter of fiscal 2005 and file an amended Quarterly Report on Form 10-Q for that period. The Company estimates that correcting the error in accounting for income taxes will require it to record an income tax expense for both the three and nine month periods ended January 31, 2005 of approximately $1.4 million, compared to an income tax expense of $286,000 previously reported for both periods. A change in income tax expense as described above will result in a reduction in the announced after-tax earnings and earnings per share for the three-month period ended January 31, 2005, from $1.1 million or $0.04 earnings per share, to approximately $20,000 or approximately zero earnings per share. The change would result also in a reduction in the announced after-tax earnings and earnings per share for the nine-month period, from $3.8 million or $0.15 earnings per share, to approximately $2.7 million or approximately $0.11 earnings per share.

The error related to the Company's income tax provision calculation and its affect on the three and nine month periods ended January 31, 2005 are not expected to impact the Company's cash flows for the periods in which the errors occurred. These amounts are subject to change as the Company's review and the audit of the Company's financial statements are not yet complete. While our continuing review is not yet complete, it has progressed sufficiently to allow us now to announce that we expect to restate and amend our financial statements for the above periods.

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American Software Provides Update on its Income Tax Provision           Page 2

ABOUT AMERICAN SOFTWARE, INC.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 89% of Logility, Inc. (NASDAQ: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, Bissell, Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc.
(NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206.
INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the Company's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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